EXHIBIT 10.20

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                       CARNEGIE INTERNATIONAL CORPORATION/
                              THE J-NET GROUP, INC.

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into the 1st day of December, 1998 by and between Carnegie International Corporation, a Corporation of the State of Colorado (hereinafter referred to as "Carnegie"or "Purchaser") or its Assignee, and The J-Net Group, Inc. (hereinafter referred to as the "Company" or "Seller"), a Corporation of the State of Delaware.

                              EXPLANATORY STATEMENT

         A. Seller owns One Hundred Percent (100%) of the assets that were previously owned by a Corporation of the State of Massachusetts known as RomNet, Inc. (hereinafter referred to as "RomNet") including all trademarks, service marks, the assets used in the operation of RomNet including but not limited to equipment, software, trade names, furniture, fixtures, inventory, customer lists, customer sales files, accounting records, contract rights, leasehold improvements, lease rights for the Premises of the Company located at 1660 Soldiers Field Road, Boston, Massachusetts (hereinafter referred to as the "Premises"), and any and all other assets related to the business of RomNet including any and all assets acquired by Seller subsequent to the consolidation of RomNet into Seller to the extent attributable to RomNet's efforts or the assets previously owned by RomNet and/or the business conducted by Seller with said assets including but not limited to business generated from customers of RomNet and telephone equipment and numbers (hereinafter collectively referred to as the "Assets").

         B. Purchaser desires to purchase the Assets from Seller, together with such related rights, preferences and limitations as pertain to said Assets, as are hereinafter provided by this Agreement. Seller desires to sell, assign, transfer and deliver the Assets, described in Section A hereof, to Purchaser upon the terms and conditions provided by this Agreement.

         NOW, THEREFORE, in consideration of the Explanatory Statement, which shall constitute a substantive and binding part of this Agreement, and the mutual covenants, promises, agreements, representations and warranties hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Purchaser and the Company intending to be legally bound, do hereby covenant, promise, agree, represent and warrant as follows:

         1.  Closing: Purchase of Assets:

              1.1. The closing (hereinafter referred to as the "Closing") of the purchase of the Assets provided by this Agreement shall take place as of December 1, 1998, or on such other day as Purchaser and Seller shall agree in writing, at the law offices of Gershberg and Pearl, LLC, unless the place and means of closing is changed pursuant to a writing signed by all parties hereto (hereinafter, such day shall be referred to as the "Closing Date", and such law offices shall be referred to as the "Closing Place.")

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              1.2.  On the  Closing  Date,  which  shall occur as of December 1,
1998, and at the Closing Place, Seller shall sell, transfer and deliver to Purchaser the Assets, which shall convey ownership rights, title and interest to the Assets effective as of the Closing Date, December 1, 1998, including all Assets on the List of Assets (a copy of which is attached hereto as Exhibit A) and pursuant to a Bill of Sale related thereto, a copy of which is attached as Exhibit A1.

              1.3. Purchase Price: The Purchase Price of the Assets shall be as follows:

                   1.3.1. Purchaser shall issue to Seller on the Closing Date Fifty-two Thousand Five Hundred (52,500) shares of Preferred Series F restricted stock of Carnegie International Corporation which shall be converted automatically to Common Stock of Carnegie on the second anniversary of the Closing Date, which Common Stock shall constitute restricted securities as defined in 17 C.F.R. ss.230.144(a)(3) (hereinafter "Rule 144 Stock").

                        1.3.1.1. Seller shall receive in the conversion the greater of:

                             (i) Rule 144  Stock  with a value of Seven  Hundred
Thousand  Dollars  ($700,000.00)  based upon the  conversion  value set forth in
Section 1.3.1.2. below; or

                             (ii) Five Hundred  Twenty-five  Thousand  (525,000)
shares of Rule 144 Stock, which shall be considered higher in Value than the value under 1.3.1.1.(i) above if the Value of the Common Stock of Carnegie is above an average closing price of $1.33 per share as computed for the five (5) business days immediately preceding the second anniversary of the Closing Date.

                        1.3.1.2. The Value of each share of Rule 144 Stock for conversion calculation purposes shall be based on the average of the Market closing price of Carnegie's Common Stock on the five (5) business days immediately preceding the conversion date. For the purposes of this section " Market" shall include the price quoted for Carnegie's Common Stock by the NASD Over the Counter Bulletin Board Service (OTCBB) or the closing trading price on the exchange on which Carnegie Common Stock is traded if said Stock is no longer quoted on OTCBB. Purchaser shall reserve at all times a sufficient number of shares of authorized but unissued Common Stock to permit the exercise of the conversion rights enumerated in this Agreement.

                        1.3.1.3.  The  Preferred  Series F  pursuant  to Section
1.3.1. shall be subject to rights, terms and provisions set forth in the Articles of Amendment attached hereto as Exhibit A1A:

                   1.3.2. Three Hundred Thousand (300,000) shares of Rule 144 Stock with piggy-back registration rights, the issuance of which shall be initiated within three (3) business days of the Closing Date pursuant to irrevocable instructions to Carnegie's transfer agent, in form and substance reasonably satisfactory to the Seller and Purchaser.

                        1.3.2.1. Piggyback Registration Rights. If, at any time, the Company proposes to file a registration statement under the Securities and Exchange Act of 1933

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with respect to an offering (a "Primary Offering") of common stock (other than a registration statement in connection with an employee benefit plan or corporate reorganization), the Company will:

                             a. give  written  notice to all  shareholders  with
piggyback registration rights under this Agreement (collectively the "Subscribers"), not less than twenty (20) days prior to the anticipated date of filing (the "Notice"). The Notice will offer each Subscriber an opportunity to request that a number of shares held by such Subscriber be registered; and

                             b. include in such proposed  Primary  Offering that
number of shares specified in a written request from such Subscriber received within ten (10) days of the Notice.

                             If the  Primary  Offering is  underwritten  and the
underwriter determines in good faith that marketing factors require a limitation on the number of shares offered, the shares included will be allocated, first, to the Company and second, pro rata among the holders of piggyback rights based on the shares requested to be sold. Each participating Subscriber will enter into an Underwriting Agreement with the underwriter containing usual and customary agreements and understandings.

                             Each  participating  Subscriber will bear and pay a
proportionate share of all discounts and commissions and the expenses of his counsel. All other expenses will be borne by the company.

                   1.3.3. Purchaser shall assume only the following debts as reflected on Exhibits A2 through A5, respectively:

                        a. Purchaser shall assume an IRS obligation of Eighty-five Thousand Dollars ($85,000.00) pursuant to an October 23, 1998 agreement with the IRS pursuant to an instrument of assumption in form and substance reasonably satisfactory to the Seller and Purchaser. Said obligations shall be paid as per an Agreement with the IRS which requires monthly payments of Eight Thousand Five Hundred Dollars ($8,500.00). Purchaser shall also assume a state unemployment tax obligation of Eight Thousand Seven Hundred Twenty-three Dollars ($8,723.00). Purchaser shall indemnify and hold Seller harmless with respect to these obligations.

                        b. Purchaser shall assume five (5) bank notes with Cambridge Trust Company totaling no more than One Hundred Fifty-five Thousand One Hundred Twenty-four Dollars and Thirteen Cents ($155,124.13) as of November 30, 1998 pursuant to documentation in form and substance reasonably satisfactory to the Seller and Purchaser, which documentation shall release the Seller and all guarantors from any and all liabilities in respect of such loans. Upon the same payment terms as existed as of November 1, 1998. The loans are as follows:


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                                       Balance at
                  Account #         November 30, 1998       Original Loan Agmt.
                  ---------         -----------------       ------------------

Loan # 1          00057432571          $24,999.94              $88,888.88
Loan #2           00057432570           $9,733.36              $29,200.00
Loan #3           77146599             $35,390.83              $35,000.00
Loan #4           00057432572          $65,000.00              $65,000.00
Loan#5            00077146570          $20,000.00               $25,00.00
                                       ----------
                                      $155,124.13

                        Within thirty (30) days of the Closing Date Purchaser shall secure a line of credit or other arrangements that facilitate the release of the current obligors under the above Notes.

                        c. Purchaser shall assume trade accounts payable of approximately One Hundred Ten Thousand Dollars ($110,000.00) at November 30, 1998 but in no event greater than One Hundred and Ten Percent (110%) of this amount.

                        d.  Purchaser  shall  assume  the  following   equipment
leases:

                                                       November 30, 1998 Balance

1.  C.I.T.     19 payments @ $435.04 per month totaling          $8,265.76
2.  C.I.T.     31 payments @ $273.17 per month totaling           8,468.27
3.  Wiltel     19 payments @ $1,195.54 per month totaling        22,715.26
4.  AT&T       28 payments @ $177.27 per month totaling           4,963.56
5.  AT&T       26 payments @ $105.80 per month totaling           2,750.80
6.  AT&T       26 payments @ $531.39 per month totaling          13,816.14
7.  AT&T       29 payments @ $226.50 per month totaling           6,568.50
8.  Greentree  26 payments @ $212.08 per month totaling           5,514.08
                                                                  --------

                                       TOTAL:                   $73,062.37

                        e. In satisfaction of any and all obligations owed to Annetta Douglass and Cambodochine Deo, respectively, for accrued payroll related to services performed by said individuals for RomNet and or any of its Successors related in any way to the Assets, each individual shall receive shares of Common Stock of Carnegie, which shares shall constitute "restricted securities" as defined in 17 C.F.R. ss.230.144(a)(3), as follows:

                  Annetta Douglass                         20,756
                  Cambodochine Deo                         10,030

                   1.3.4. The purchase of the Assets shall vest in Purchaser on the Closing Date, December 1, 1998, subject to the provisions of this Agreement, complete possession, ownership and control of the Assets and any rights attributable thereto, including but not limited

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to the  leases,  equipment,  fixtures,  inventory,  cash,  accounts  receivable, contract rights with equipment suppliers and others, goodwill, trade names, trademarks, service marks, trade secrets, software rights, software development rights, leasehold improvements and assets relating thereto. Seller and the Company shall cooperate in and facilitate the immediate transfer of possession, ownership and control of the Assets including all assets and operations relating to the Premises of the Company relating to the Assets.

                   1.3.5. Except as enumerated in 1.3.3., Purchaser shall assume no debts, there shall be no liens or encumbrances on the Assets, and Purchaser shall not be liable for any tax liability or other liabilities or claims of any kind whatsoever relating to the Assets or incurred by the Company, RomNet, and/or its owners related to the Assets.

                   1.3.6. Purchase Price for Assets; Allocations: The Purchase Price for the Assets shall be ________________________________ (the "Purchase Price"). The parties agree that the Purchase Price for the Assets shall be allocated among the Assets as follows:

                    Accounts Receivable                $
                    Equipment, Furniture
                      and Fixtures                     $
                    Goodwill                           $

              1.4. Lease rights: Seller shall deliver a lease or sublease for the portion of the space that is being utilized by the entity which purchases the Assets pursuant to this transaction at the premises located at 1660 Soldiers Field Road, Boston, Massachusetts on terms no less favorable than the terms contained in the lease between the Landlord and Jack Hoagland and Annetta Douglas.

              1.5. Accounts Receivable: The Assets shall include Accounts Receivable of approximately Ninety Thousand Dollars ($90,000.00) as of November 30, 1998 but in no event less than Ninety Percent (90%) of said amount unless there are collections between the date of execution of this Agreement and November 30, 1998. In the later event the amount collected shall only be used to pay current payroll and to make payments on accounts payable.

              1.6. Consulting Services: The Company shall receive consulting fees for services to be rendered to Purchaser during the Period. The fees shall be in the amount of One Hundred Twelve Thousand Dollars ($112,000.00) and shall be billed and paid in four (4) equal semi-annual installments in the amount of Twenty-eight Thousand Dollars ($28,000.00) beginning six (6) months from the Closing Date and continuing with three (3) additional consecutive payments thereafter due six (6) months from each of the prior payments.

         2. Representations and Warranties of the Seller:

              Seller represents and warrants to Purchaser as follows:


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              2.1.  Seller is, and as of the  Closing  Date and time will be the valid and legal owner of the Assets being transferred hereby and owns the Assets free and clear of any and all liens and encumbrances except as enumerated in Exhibit B - Certificate of No Debts. The Seller through the ownership of the shares of the Company owns all of the Assets including the Assets located at the Premises, including but not limited to the leases, equipment, inventory, furniture, fixtures and the like and assets relating thereto.

              Seller represents and warrants that Seller owns one hundred percent (100%) of the Assets and that the books, records and tax returns of the Company and RomNet, which have been presented to Carnegie as of and for the periods ended October 31, 1998, December 31, 1997, December 31, 1996 and December 31, 1995, fairly and accurately in all material respects reflect and allocate all assets, liabilities, income and expenses related to both the management and results of operations of RomNet or its Successors related to the Assets.

              2.2. Seller has the requisite and proper authority to enter into the within agreement and to transfer, assign and sell the Assets in accordance with the terms hereof.

              2.3. The Company is, and at the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has and at the Closing Date will have, the power and authority to own, lease and operate its properties and to conduct its business as such business is now being conducted by the Company. A complete and correct copy of the articles of incorporation, as amended, and the by-laws, as amended, of the Company, and the Certificate of Consolidation of Ecology Communications, Inc., J-Net Broadcasters, Inc., RomNet, Inc. to form the J-Net Group, Inc. and the related Plan and Agreement of Consolidation, as amended, are attached to this Agreement collectively as Exhibit C and are incorporated by reference herein, and no changes therein will be made subsequent to the date hereof and prior to the Closing Date.

              2.4. Upon sale, transfer and delivery of the Assets to Purchaser, the Assets will constitute One Hundred Percent (100%) of the Assets of and or related to the entity previously known as RomNet, Inc., as the term the "Assets" is defined in the Explanatory Statement hereof, excepting consumable items used in the ordinary course of business. Except as provided in this Agreement, the Company does not have outstanding, and on the Closing Date will not have outstanding any options to purchase or any contracts or commitments to sell the Assets. The Company has not issued, and hereby warrants and represents that it shall not issue up to and including the Closing Date any Options (hereinafter referred to as the "Options"), which grant to the holders thereof the right to purchase any of the Assets.

              2.5. The Assets are and as of the Closing Date shall be free and clear of all mortgages, pledges, liens, security interests, claims, conditional sale agreements, charges, encumbrances and restrictions of every nature, except as provided on Exhibit C1 incorporated herein by reference and made a part hereof.

              2.6. Except as set forth on Exhibit D, RomNet, Inc., the Company or its successors in interest in the Assets have properly and accurately filed all tax returns, as

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appropriate, country wide, state and local, and all related information required to be filed prior to the date hereof, and at the Closing Date shall have filed all tax returns, as appropriate, and all related information required to be filed prior to the Closing Date including those relating to RomNet, Inc. or the Assets. To the knowledge of Seller, and except as set forth on Exhibit D, the amounts reflected in the Company's and RomNet, Inc.'s Balance Sheet for taxes are sufficient for the payment of all accrued and unpaid federal, state and local taxes of all types, including interest and penalties thereon, of the Company for or on account of which Company is or may become liable in any manner whatsoever for periods prior to the Closing Date.

              2.7. Since December 31, 1997

                   2.7.1. The business of the Company as well as RomNet has been operated, and up to the Closing Date, or the date of Consolidation with respect to RomNet, will be operated, only in the ordinary course consistent with past practice.

                   2.7.2. Except as set forth in Exhibit D1, there has been, and prior to the Closing Date there will be, no material adverse change, individually or in the aggregate, in Company's condition (financial or otherwise) or in the Assets, liabilities or business. There also has been no material adverse change, individually or in the aggregate, in the Company's condition (financial or otherwise) or in the Company or the Assets, liabilities or business of the Company and RomNet, Inc. from the status that was represented to Purchaser as existing at August 30, 1998 compared to the status at the Closing Date.

                   2.7.3. There has been, and prior to the Closing Date there will be, no damage, destruction or loss to the Company, the Assets or any of the Company's contracts, assets, inventory, accounts, or other properties, or other events or conditions of any character, or any pending or threatened developments, individually or in the aggregate, which would materially and adversely affect the Company's condition (financial or otherwise) or the Assets or the Company's Assets, liabilities or business.

              2.8. Except as set forth in Exhibit D1 attached hereto and incorporated by reference herein, there is, and on the Closing Date there will be, no material action, suit, proceeding or investigation pending or, to the knowledge of the Seller, threatened, against or affecting the Company or any of the Assets. Company is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality. To Seller's knowledge, Seller and RomNet has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it and to its business; has, and on the Closing Date will have, performed in all material respects all of its material obligations and duties to be performed by it to the extent required in accordance with their respective terms; and is not, and on the Closing Date will not be, in default under or in material breach of any material contract, agreement, commitment or other instrument to which it is subject or a party or under which it is bound.



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              2.9.  The Company has not,  and on the Closing Date will not have, incurred any liability, obligation or duty for any finder's, agent's or broker's fee or commission in connection with this Agreement or the transactions contemplated hereby.

              2.10. The Board of Directors of the Company, pursuant to the power and authority legally vested in it, has duly authorized the execution, sealing and delivery of this Agreement by the Company, the Assets, and the transactions hereby contemplated, and no action, confirmation or ratification by any stockholder of the Company, Seller, or by any other person, entity or governmental authority is required in connection therewith. The Seller has the power and authority to execute, seal and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by them pursuant to the provisions hereof. The Seller has taken all actions required by law, the Company's certificate of creation or incorporation, as amended, its bylaws, as amended, or otherwise to authorize the execution, sealing and delivery of this Agreement and the issuance, sale, transfer and delivery of the Assets pursuant to the provisions hereof. This Agreement is valid and binding upon the Seller in accordance with its terms. Neither the execution, sealing and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the by-laws, as amended, of the Company, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to the Seller.

              2.11. Attached hereto as Exhibit E and incorporated by reference herein is a list of all officers and directors of the Company and all beneficial owners of the issued and outstanding Company Common Stock and the Assets, and the number of shares of the Company Common Stock owned of record and beneficially by each such officer, director and beneficial owner. To the best knowledge of Company, the information set forth on Exhibit E is true and correct.

              2.12. To Seller's knowledge neither this Agreement nor any written information, statement, list or certificate furnished or to be furnished to Purchaser pursuant to this Agreement or in connection with this Agreement or any of the transactions contemplated by this Agreement contains or, on the Closing Date will contain any untrue statement of a material fact or omits or, on the Closing Date will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

              2.13. Shareholder Claims: The Seller hereby warrants and represents that no Shareholder of the Seller or of RomNet has any claim against the Company related to the Assets or against the Assets, either individually or as an officer or Director of the Company or RomNet, except for those considerations due as set forth in this Agreement.

              2.14. [Intentionally left blank]

              2.15. Seller has and will continue until the Closing Date to accurately maintain in all material respects the books of account of the Company and relating to the Assets, or any other entity operating at the Premises or as successor to the Company.

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              2.16. No  Subsidiaries:  The Seller hereby  acknowledges  that the
Company does not have any subsidiaries and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture or other business entity, except as enumerated on Exhibit F1, which shall be attached hereto and incorporated by reference.

              2.17. Licenses; Permits; Related Approvals: The Company possesses all licenses, permits, consents, approvals, authorizations, qualifications and orders (hereinafter collectively referred to as the "Permits") of all governments and governmental agencies lawfully required for the Company to conduct the business formerly conducted by RomNet in all jurisdictions where such business is conducted. All of the Permits are in full force and effect and no suspension, modification, or cancellation of any business or permits is pending or threatened. A list of the business/permits related to the Assets is attached hereto as Exhibit G and incorporated herein by reference.

              2.18. No Real Property: Except as set forth on Exhibit H attached hereto and incorporated herein by reference, the Company does not own or have any interest in any real estate that relates to the Assets.

              2.19. Condition of Personal Property: Attached hereto as Exhibit I and incorporated by reference herein is a true, correct and complete list of the Assets owned by the Company or used by the Company in the conduct of the business formerly conducted by RomNet, including, but not limited to, all inventory, equipment, machinery and fixtures, (collectively, the "Personal Property"), indicating whether it is owned or the manner in which the Personal Property is otherwise utilized by the Company. The Company has or on the Closing Date will have sole and exclusive, good and merchantable title to all of the Personal Property owned by it including the Assets, free and clear of all pledges, claims, liens, restrictions, security interests, charges and other encumbrances, except as provided to the contrary in Exhibit I.

              2.20. Certain Contracts. Attached hereto as Exhibit J and incorporated by reference herein is a true, correct and complete list and copy of all contracts that are part of the Assets under which the Company is provided or is providing services (collectively, the "Service Contracts" or "Asset Contracts"). To Seller's knowledge, each of the Asset Contracts is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by the Company against the other party thereto in accordance with its terms. The Seller has no notice of, or any reason to believe that there is or has been any actual, threatened or contemplated, termination or modification of any of the Asset Contracts. To Seller's knowledge, no party to any of the Asset Contracts is in material breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by the Company or any other party to or under any of the Asset Contracts. All payments required to be made by the Company pursuant to the Asset Contracts have been paid in full. See Exhibit J.

              2.21. Contracts, Licenses, and Other Agreements. Attached hereto and incorporated by reference herein are the following:

                   2.21.1. Exhibit K, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all leases of the Company relating to real property that are part of the Assets.

                   2.21.2. Exhibit L, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all leases of the Company relating to personal property that are part of the Assets.

                   2.21.3. Exhibit M, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all licenses, franchises, assignments or other agreements of the Company and/or Seller relating to trademarks, trade names, patents, copyrights and service marks (or applications therefor), unpatented designs or styles, know-how and technical assistance that are part of the Assets.

                   2.21.4. Exhibit O, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all employment, compensation and consulting agreements, contracts, understandings or arrangements of the Company with any officer, director, employee, broker, agent, consultant, salesman or other Person, including the names, starting dates of employment, term of employment, functions and aggregate compensation (including salary, bonuses, commissions and other forms of compensation) that are part of the Assets.

                   2.21.5. Exhibit P, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements of the Company for the purchase, sale or lease of goods, materials, supplies, machinery, equipment, capital assets and services having a cost in excess of Two Thousand Five Hundred Dollars ($2,500.00) in any one instance or in excess of Ten Thousand Dollars ($10,000.00) in the aggregate that are part of the Assets.

                   2.21.6. Exhibit Q, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and arrangements of the Company for the borrowing or lending of money, on a secured or unsecured basis, or guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of any other Person or entity that are attributable to the Assets.

                   2.21.7. Exhibit R, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and understandings of the Company other than those listed in Exhibits O through Q each of which is material in nature, involve the payment or receipt, in any twelve (12) month period, of more than Five Thousand Dollars ($5,000.00) or has a term of more than the twelve (12) months that are part of the Assets.

                   To Seller's knowledge, each of the agreements, arrangements and understandings listed in Exhibits K through R (hereinafter collectively referred to as the "Commitments") is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by the Company against the other party thereto in accordance with its terms. The Seller does not have any notice of, or any reason to believe, that there is or has been any actual, threatened or contemplated termination or modification of any of the Commitments. To Seller's knowledge, no party to any of the Commitments is in material breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a material breach or default by the Company or any other party to or under any of the Commitments. The Company has the right to quiet enjoyment of all real properties leased to it for the full term of the lease thereof. As of the Closing Date all payments required to be made by the Company pursuant to any of the Commitments have been paid as required. See Exhibits K-R.

              2.22. Insurance: Attached hereto as Exhibit S and incorporated by reference herein is a list of all insurance policies of the Company relating to the Assets, setting forth with respect to each policy the name of the insurer, a description of the policy, the dollar amount of coverages, the amount of the premium, the date through which all premiums have been paid, and the expiration date. Each insurance policy relating to the insurance referred to in Exhibit S is in full force and effect, is valid and enforceable, and the Company is not in material breach of or in default under any such policy. The Company does not have any notice of or any reason to believe that there is or has been any actual, threatened, or contemplated termination or cancellation of any insurance policy relating to the insurance referred to in Exhibit S.

              2.23. Pension Plans: The Company hereby acknowledges that it does not maintain in relation to the Assets any pension, profit sharing, ESOP, stock option, incentive bonus, hospitalization, major medical, dental, optical, prescription, drug, health insurance, life insurance, or other benefit plan for the benefit of any employee as the term "Employee Benefit Plan" is defined in ERISA, Section 3, except as set forth on Exhibit T.

              2.24. Employee Relations and Employment Agreements:

                   2.24.1. None of the Company's employees is represented by a labor organization, and no petition for representation has ever been filed with the National Labor Relations Board. The Company is not aware of any union organizational activity with respect to the Company, and have no reason to believe that any such activity is being contemplated.

                   2.24.2. With respect to the Assets, to Seller's knowledge, the Company is not in violation in any material respect of any applicable equal employment opportunity laws, wage and hour laws, occupational safety and health laws, federal labor laws or any other laws of any government or governmental agency relating to employment.

                   2.24.3. With respect to the Assets, the Company has not entered into written employment agreements and all employees can be terminated at will except as provided in Exhibit T1. The Company has no contractual obligation or special termination or severance arrangements with respect to any employee employed in the business formerly conducted by RomNet. The Company further represents and warrants that there have been and will be no changes in employment or corporation salary agreements between the Company and its employees, employed in the business formerly conducted by RomNet from January 1, 1998 up till and including the date of Closing, except as provided in Exhibit T2.

                   2.24.4. With respect to the Assets, the Company has paid all wages due including all required taxes, insurance and withholding thereon, and will continue to do so through the Closing Date.

                   2.24.5. With respect to the Assets, attached hereto as Exhibit U and incorporated herein by reference, is a list of all accrued vacation, sick leave, and accrued bonuses, if any, as of the Cut-Off Date.

                   2.24.6. With respect to the Assets, Seller shall supply to Purchaser a list of all employees of the Company, including the date of hire of each, position, present salary, amount of bonus paid in the last year, and announced termination date, if any, as Exhibit V.

                   2.24.7. Patents; Trademarks; Service Marks; Related Contracts. With respect to the Assets, attached hereto as Exhibit W and incorporated by reference herein, is a true, correct and complete list of all patents, trademarks, trade names, or trademark or trade name registrations, service marks, and copyrights or copyright registrations (the "Proprietary Rights") related to the Company. To Seller's knowledge, all of the Proprietary Rights are valid, enforceable, in full force and effect and free and clear of any and all security interests, liens, pledges and encumbrances of any nature or kind. The Company has not licensed, leased or otherwise assigned, transferred or granted any right to use any of its Proprietary Rights to any other person or entity, and to the Company's knowledge, no Person or entity is infringing upon the Proprietary Rights. The Company has not, in conjunction with the business formerly conducted by RomNet, infringed and are not infringing upon any patent, trademark, trade name, or trademark or trade name registration, service mark, copyright, or copyright registration of any other Person or entity. The Company has filed all necessary and appropriate documents and paid all necessary fees to maintain the integrity of the Proprietary Rights until the year . See Exhibit W.

              2.25. Seller agrees that on or after Closing Seller shall execute, acknowledge, send and deliver any and all documents or instruments which may be reasonably necessary to carry out the terms, conditions and intention of this agreement and to facilitate the transfer of the Assets and Premises, to ratify the transfer unto Purchaser of the Assets and to facilitate the operations related to the Assets by Purchaser.

              2.26. The Company shall transfer to Purchaser or Purchaser's designee all title, rights and interests in any deposits (as reflected on Exhibit X) owned by the Company related to the Assets and including the Premises.

              2.27. There are no bulk transfer laws in Massachusetts applicable to this transaction (See Opinion Letter of Counsel, Exhibit B1) and the Company is not selling all or substantially all of the assets of the Company in this transaction.

              2.28. To the knowledge of the Company, the issuance, sale, transfer and delivery of the Assets pursuant to the provisions of this Agreement will not constitute a violation or breach of any agreement, stipulation, order, writ, injunction or decree applicable to the Company.

         3. Representations, Warranties and Covenants of Purchaser.

              Purchaser represents, warrants and covenants to Seller as follows:

              3.1. Purchaser is, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

              3.2. The Board of Directors of Purchaser, pursuant to the power and authority legally vested in it, has duly authorized the execution, sealing and delivery of this Agreement by Purchaser and the transactions hereby contemplated, and no action, confirmation or ratification by the stockholders of Purchaser or by any other person, entity or governmental authority is required in connection therewith. Purchaser has the power and authority to execute, seal and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provision, hereof. Purchaser has taken all actions required by law, its articles of incorporation, its by-laws or otherwise to authorize the execution, sealing and delivery of this Agreement. This Agreement is valid and binding upon Purchaser in accordance with its terms. Neither the execution, sealing and delivery of this Agreement nor the consummation of said transactions will constitute any violation or breach of the articles of incorporation or the by-laws of Purchaser, or any agreement, order, writ, injunction, decree, law, rule or regulation applicable to Purchaser.

              3.3. Purchaser is and on the Closing Date will be in good standing and qualified to do business under the laws of the State of Maryland or another State in which it conducts its principal business. Assignee on its date of Assignment will be in good standing and qualified to do business under the laws of the Commonwealth of Massachusetts or another State in which it conducts its principal business.

              3.4. When issued the Carnegie common stock and the Preferred Series F stock constituting a portion of the Purchase Price shall be duly and validly authorized and issued, fully paid and non-assessable.

              3.5. As of September 1, 1998, One Hundred Ten Million (110,000,000) shares of common stock were authorized of which Forty-three Million Eight Hundred Ten Thousand Two Hundred Eight (43,810,208) were issued and outstanding. Forty Million (40,000,000) shares of preferred stock were authorized, of which Two Hundred Thousand (200,000) shares of Series A preferred stock of Carnegie were issued and outstanding.

              3.6. To Purchaser's knowledge neither this Agreement nor any written information, statement, list or certificate furnished or to be furnished to Seller pursuant to this Agreement or in connection with this Agreement or any of the transactions contemplated by this Agreement contains or, on the Closing Date will contain any untrue statements of a material fact or omits or, on the Closing Date will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

              3.7. Carnegie shall at all times while the Seller holds any capital stock of Carnegie, take all such reasonable actions as are necessary so that the adequate current public information condition specified in 17 C.F.R. ss.230.144(c) is satisfied.

         4.  Further Agreements:

              4.1. Seller's Agreement Not to Compete: The Parties hereby acknowledge that Seller and/or its owners shall not establish a same or similar business as that contemplated with respect to the Assets, namely a software and or hardware technical support and help desk service, and fulfillment services, within a one hundred (100) mile radius of the Greater Boston, Massachusetts area, directly or indirectly, for a period of three (3) years from the Closing Date.

              For a period of three (3) years from the Closing Date Seller and/or its owners will not directly or indirectly solicit any present or future customers of Purchaser and within a one (100) hundred mile radius of Purchaser's business locations, will not directly or indirectly own (excluding, however, ownership of not more than five percent (5%) of the outstanding common shares of any public company), manage, operate, control, be employed by or participate in any business that competes with and/or sells similar products and/or services as the products or services offered or business conducted by the Purchaser and/or its Assignee, including but not limited to voice recognition software, hardware and/or related products and services. In the event of the actual or threatened breach of the provisions of this paragraph, the Purchaser shall be entitled to an injunction restraining the Seller and or its owners therefrom. Nothing shall be construed as prohibiting the Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages from the Seller or its owners.

         5.  Conditions Precedent:

              5.1 The obligation and duty of Purchaser to purchase the Assets from Seller as contemplated by this Agreement are subject to the fulfillment and satisfaction on the Closing Date of each of the following conditions precedent, any or all of which may be waived in writing in whole or in part at or prior to the Closing Date by Purchaser:

                   5.1.1. All representations and warranties of the Company contained in this Agreement and expressly made at the Closing Date shall be true and correct at the Closing Date, in all material respects, and all of the other representations and warranties of the Company contained in this Agreement shall be true and correct at the Closing Date as though each of such representations and warranties was made at such time.

                   5.1.2. The Company shall have performed and complied in all material respects with all covenants and agreements on their part required by this Agreement in material respects to be performed or complied with prior to or at the Closing Date.

                   5.1.3. Purchaser shall have received a certificate of the President of the company which shall be attested by the Secretary of Company or an independent third party if Signatory and Secretary are the same person, dated as of the Closing Date, in form reasonably satisfactory to Purchaser, certifying to the fulfillment and satisfaction of each of the conditions precedent specified in Sections 5.1.1. and 5.1.2. of this Agreement for the Company.

                   5.1.4. Purchaser shall receive the written opinions of the legal counsel (See Exhibit B1) for the Company, dated the Closing Date, substantially to the effect that:

                        (a) The Company is a corporation duly organized, validly existing and in good standing. The Company has the power and authority to own, lease and operate its properties and to conduct its business as such business is now being conducted by them.

                        (b) The Company is authorized to sell the Assets to Purchaser.

                        (c) Except as set forth on Exhibit D1 to this Agreement, such counsel does not know of any material action, suit, proceeding or investigation pending or threatened against the Company or affecting the Company or any of its assets, including specifically the Assets contemplated for sale under the terms of this Agreement.

                        (d) The execution, sealing and delivery of this Agreement by the Company, and the transactions hereby contemplated have been duly authorized by all necessary corporate action. The Company has the power and authority to execute, seal and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by or pursuant to the provisions hereof. Company has taken all actions required by law, its certificate of incorporation, as amended, its by-laws, as amended, or otherwise to authorize the execution, sealing and delivery of this Agreement and the sale, transfer and delivery of the Assets pursuant to the provisions hereof. This Agreement is valid and binding upon the Company.

                        (e) There are no Bulk Sales laws in Massachusetts applicable to this transaction.

              5.2. The obligation and duty of Seller to sell the Assets to Purchaser as contemplated by this Agreement are subject to fulfillment and satisfaction on the Closing Date of each of the following conditions precedent, any or all of which may be waived in whole or in part prior to the Closing Date by Seller:

                   5.2.1. All representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at the Closing Date as though each of such representations and warranties was made at such time.

                   5.2.2. Purchaser shall have performed and complied in all material respects with all covenants and agreements on their part required by this Agreement to be performed or complied with prior to or at the Closing Date.

                   5.2.3. Seller shall have received certificates of the officers and directors of Purchaser, whose signatures, such as President, shall be attested by the Secretary of Purchaser or an independent third party if Signatory and Secretary are the same person, dated as of the Closing Date, in form reasonably satisfactory to Seller, certifying to the fulfillment and satisfaction of each of the conditions precedent specified in Section 5.2.1. and
5.2.2. of this Agreement.

                   5.2.4. Seller shall have received the written opinion of legal counsel for Purchaser, dated the Closing Date, containing substantially the same opinions with respect to Purchaser which Seller's counsel is required to provide with respect to the Company under Section 5.1.4(a), (c) and (d), as well as an opinion as to the matters set forth in Sections 3.4. and 3.5.

         6.  Indemnification:

              6.1 The Company shall indemnify and hold harmless Purchaser from and against any and all actions, suits, proceedings, demands, causes of action, damages, liabilities, claims, losses, costs and expenses (including reasonable attorneys' and experts' fees) paid or incurred by Purchaser by reason of or arising out of or in connection with:

                   6.1.1 The breach by the Company of any representation or warranty contained in this Agreement or in any certificate delivered to Purchaser pursuant to the provisions of this Agreement.

                   6.1.2 The failure of the Company to perform or comply with any covenant or agreement required by this Agreement to be performed or complied with by each such person or entity.

                   6.1.3 Debts, claims, and/or liabilities incurred, accruing or arising up to the Closing Date attributable to Seller and/or RomNet and/or the Assets including, but not limited to, contract liabilities, tort liability and tax liability, other than those assumed by Purchaser pursuant to the terms of this Agreement. Purchaser shall have the right to setoff against any and all amounts owed by Purchaser to Seller any amounts owed or incurred by Purchaser in connection with any and all liability imposed by this Section 6. Notwithstanding anything to the contrary contained in this agreement, this provision 6.1.3 shall be fully enforceable generally for a period one (1) year from the Closing Date except for any claims brought against Purchaser by any third party for which this provision shall be fully enforceable for a period of three (3) years from the Closing Date.

              6.2. Carnegie shall indemnify and hold the Company harmless from and against any and all actions, suits, proceedings, demands, causes of actions, damages, liabilities, claims, losses, costs and expenses (including reasonable attorneys' and experts' fees) paid or incurred by any of them by reason of or arising out of in connection with:

                   6.2.1. The breach by Purchaser of any of the representations or warranties contained in this Agreement or in any certificate delivered to Seller pursuant to provisions of this Agreement.

                   6.2.2. The failure by Purchaser to perform or comply with any covenant or agreement required by this Agreement to be performed or complied by Purchaser.

                   6.2.3. All debts and liabilities assumed by Carnegie pursuant to Section 1.3.3., and all debts, claims and liabilities incurred, accruing or arising on or after the December 1, 1998 attributable to business conducted with the Assets after the Closing Date, except Seller shall be responsible for such debts and liabilities incurred, accruing or arising on or after the Closing Date due to the negligence of Seller or its employees, officers or directors up to Closing Date.

              6.3. With respect to any claim, action, suit, liability, loss, damage or expense asserted, threatened, instituted, paid or incurred or discovered by or against an indemnified party, within the applicable indemnification period, if any, the obligation to indemnify shall continue through the final disposition or settlement of any such matter and the full satisfaction of the indemnification obligation.

              6.4. [Intentionally Left Blank]

              6.5. If a party (an "Indemnified Party"), receives notice or has knowledge of any matter which it believes the other party hereto (the "Indemnitor") is obligated to provide indemnification pursuant to this Section 6 (a "Claim"), the Indemnified Party will within a reasonable period of time (A) after receipt of such notice or otherwise first becoming knowledgeable of a Claim, give the Indemnitor written notice of the assertion of such Claim; and
(B) furnish the Indemnitor with all relevant information and copies of all pertinent documents relating to the Claim in the Indemnified Party's possession or control or within a reasonable period of time after the Indemnified Party's receipt thereof, as the case may be.

              6.6. The failure of the Indemnified Party to give notice of the Claim promptly will not affect the Indemnified Party's rights to indemnification hereunder, except if, and only to the extent that, the Indemnitor's defense of such Claim is actually prejudiced by reason of such failure to give timely notice.

              6.7. The Indemnitor will undertake and continuously defend such Claim with counsel of reputable standing, and the Indemnified Party may participate in such defense by counsel of its own choosing at its own expense.

              6.8. If the Indemnified Party is required to pay any amount with respect to said Claim, such amount shall be promptly paid by the Indemnitor to the Indemnified Party upon the Indemnified Party giving the Indemnitor a written request therefor.

              6.9. If the Indemnitor does not timely undertake or continuously defend any such

Claim, then the Indemnified Party will have the right to employ separate counsel in any such action and to participate in the defense thereof, and the reasonable fees and expenses of such counsel will be the Indemnitor's obligation and direct responsibility. Furthermore, the Indemnified Party will then have the right to defend or dispose of the Claim in such manner as it deems advisable for Indemnitor's account and risk and for the purpose hereof as if such defense or disposition had been made or undertaken by the Indemnitor.

              6.10. The Indemnitor agrees, unless it timely assumes the defense of any Claim hereunder, to pay the Indemnified Party's costs of defending any Claim, including, without limitation, reasonable attorney's and paralegal fees, accountants' fees, witness fees and court costs, promptly after written demand therefor is given by the Indemnified Party to the Indemnitor.

              6.11. If the Indemnitor timely undertakes the defense of any Claim, then so long as the Indemnitor, in good faith, is continuously contesting or defending the Claim: (A) the Indemnified Party shall not admit any liability with respect thereto, or settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor; (B) the Indemnified Party shall cooperate with the Indemnitor in the contest or defense of the Claim; (C) the Indemnified Party shall accept any settlement of the Claim, provided such settlement is effected by monetary payment only and adequate arrangements for such payment, to the Indemnified Party's reasonable satisfaction, are made by the Indemnitor and the Indemnified Party is provided with a full release of all Claims made; and (D) the Indemnitor will provide the Indemnified Party with all information regarding the contest or defense of the Claim and allow counsel for the Indemnified Party to monitor, at the Indemnified Party's sole expense, all proceedings in connection with the Claim.

              6.12. Neither the Indemnitor nor the Indemnified Party may admit any liability with respect to any Claim or settle, compromise, pay or discharge the same without the prior written consent of the other party if such settlement, compromise, payment or discharge could in any way expose such other party to the payment of funds which are not subject to a claim of reimbursement or indemnification from the settling, compromising or paying party.

              6.13. The Indemnified Party shall use reasonable efforts to preserve the status quo, not incur any penalties and not prejudice the Indemnitor's defense of any Claim prior to the Indemnitor undertaking the defense of such Claim.

              6.14. Anything in this Section 6 to the contrary notwithstanding, if there is a reasonable probability that an indemnifiable Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party, upon giving the Indemnitor reasonably prompt written notice thereof, shall have the right to defend, compromise or settle such indemnifiable Claim; provided, however, that no compromises or settlement which would result in the payment of money shall be made, executed or delivered without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

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              6.15.  Any  payment  required  by an  Indemnitor  pursuant to this
Section 6 shall be reduced by any insurance proceeds actually recovered (excluding any deductible or self-insured retention) by the Indemnified Party as a result thereof from a policy of insurance owned by any person. Any tax benefit received by the Indemnified Party by reason of any action of the Indemnitor shall reduce any payment required to be made by the Indemnitor to the Indemnified Party arising therefrom.

         7.  Miscellaneous:

              7.1. All of the covenants, promises, agreements, representations and warranties set forth in this Agreement shall survive all closings under this Agreement for the periods herein provided, and shall be binding and enforceable notwithstanding any knowledge (other than as specifically herein disclosed) on the part of a party hereto with respect to the matter involved.

              7.2. All writings, notices and other communications under this Agreement shall be in writing and addressed as follows:

    If to Purchaser, to:   Lowell Farkas, President
                           Carnegie International Corporation
                           Executive Plaza 3
                           Suite 1001
                           11350 McCormick Road
                           Hunt Valley, Maryland 21031

    With a copy to:        Lewis A. Dardick, Esquire
                           Gershberg and Pearl, LLC
                           11419 Cronridge Drive, Suite 7
                           Owings, Maryland 21117

    If to Seller, to:      John H. Hoagland, Chairman
                           The J-Net Group, Inc.
                           1660 Soldiers Field Road
                           Boston, Massachusetts 02135

    with a copy to:        Allen C. B. Horsley, Esquire
                           LeBoeuf, Lamb, Green & MacRae, LLP
                           260 Franklin Street
                           Boston, Massachusetts 02110

Any such writing, notice or communication by telegram shall be deemed given when received at the address specified above. Any such writing, notice or communication other than by telegram shall be deemed given when deposited in the appropriate international or United States mails, postage prepaid, first class, registered or certified mail, return receipt requested, and addressed as herein-above provided. Any such address may be changed by notice to the other parties to this Agreement as provided in this Section 7.3.

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              7.4.  This  Agreement  shall  be  governed  by and  construed  and enforced in all respects in accordance with the laws of the State of Maryland, United States of America.

              7.5. This Agreement contains the full, complete and exhaustive agreement between the parties hereto and supercedes all prior agreements and understanding between the Parties. This Agreement may be amended only by an instrument in writing executed, sealed and delivered by the Company and Purchaser.

              7.6. Nothing expressed or implied in this Agreement is intended or shall be construed to confer or give any person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

              7.7.  This  Agreement  may  be  executed   simultaneously   or  in
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

              7.8. Unless the context otherwise requires, the words such as "herein", "hereinafter", "hereby", "hereto", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a Section in which such words appear. As used herein and unless the context otherwise requires, the singular shall include the plural and vice-versa, and the masculine gender shall include the feminine and neuter, and vice-versa.

              7.9. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

              7.10. The headings for this Agreement are intended for convenience of reference only and shall be given no effect in the construction or interpretation of this Agreement.

              7.11. Carnegie shall have the right to assign its rights, title and interests under this Agreement and to the Assets to any of its wholly owned subsidiaries, except as provided to the contrary herein. This shall not impair any of Carnegie's obligations under this Agreement.

         8.  Employment of Key Personnel:

              Seller and Nicholas R. Gentile, Robert Randall, Timothy McDonough and James Menix shall enter into one (1) year Employment Agreements simultaneously herewith in the form attached hereto as Exhibit Y that provide for salaries comparable to those currently being paid to said individuals.

         9. Escrow Agreement: Notwithstanding anything to the contrary contained within this Agreement, the Purchaser and Seller do hereby agree to close on this transaction as of December 1, 1998 and transfer ownership and control of the Assets effective as of said date with the understanding that certain terms and conditions shall be completed after the Closing Date pursuant to an Escrow Agreement between said Parties (a copy of which is attached hereto as Exhibit
Z).

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         IN WITNESS  WHEREOF,  the parties have  executed,  sealed and delivered this Agreement the day and year first herein above set forth.

ATTEST:                                PURCHASER:

                                       CARNEGIE INTERNATIONAL CORPORATION


/s/                                    /s/ Lowell Farkas
--------------------------             -----------------------------
                                       BY: Lowell Farkas, President


ATTEST:                               SELLERS:

                                      THE J-NET GROUP, INC.


/s/                                   /s/ John H. Hoagland, Jr.
--------------------------            -----------------------------
                                      By: John H. Hoagland, Jr., Chairman

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